EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended March 31, 2017

MCLEAN, Va., May 15, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2017. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2017	December 31, 2016	Change	% Change
For the quarter ended:
Total investment income	$12,364	$13,374	$(1,010)	(7.6)%
Total expenses, net	7,070	8,170	(1,100)	(13.5)
Net investment income	5,294	5,204	90	1.7
Net realized gain (loss)	157	(3,137)	3,294	NM
Net unrealized appreciation	3,925	8,888	(4,963)	(55.8)
Net increase in net assets resulting from operations	9,376	10,955	(1,579)	(14.4)
Net investment income per common share	0.17	0.17	—	—
Cash distribution per common share	0.19	0.19	—	—

Distributions coverage ratio(A)	228.3%	232.3%	(4.0)%	(1.7)
Weighted average yield on interest-bearing investments	12.8	12.7	0.1	0.8
Total dollars invested	$31,260	$—	$31,260	NM
Total dollars repaid and collected from sales	5,151	18,534	(13,383)	(72.2)

As of:
Total investments, at fair value	$501,579	$471,440	$30,139	6.4%
Fair value, as a percent of cost	95.5%	94.5%	1.0%	1.1
Net assets	$301,082	$297,382	$3,700	1.2
Net asset value per common share	9.95	9.82	0.13	1.3
Number of portfolio companies	35	35	—	—

	March 31, 2017	March 31, 2016	Change	% Change
For the year ended:
Total investment income	$51,875	$50,955	$920	1.8%
Total expenses, net	29,453	30,239	(786)	(2.6)
Net investment income	22,422	20,716	1,706	8.2
Net realized gain (loss)	15,387	(4,599)	19,986	NM
Net unrealized appreciation	6,954	8,737	(1,783)	(20.4)
Net increase in net assets resulting from operations	44,763	24,854	19,909	80.1
Net investment income per common share	0.74	0.68	0.06	8.2
Cash distribution per common share	0.75	0.75	—	—

Distributions coverage ratio(A)	132.1%	128.3%	3.8%	3.0
Weighted average yield on interest-bearing investments	12.7	12.6	0.1	0.8
Total dollars invested	$62,446	$61,896	$550	0.9
Total dollars repaid and collected from sales	68,825	44,582	24,243	54.4

As of:
Total investments, at fair value	$501,579	$487,656	$13,923	2.9%
Fair value, as a percent of cost	95.5%	94.1%	1.4%	1.5
Net assets	$301,082	$279,022	$22,060	7.9
Net asset value per common share	9.95	9.22	0.73	7.9
Number of portfolio companies	35	36	(1)	(2.8)

(A) Distributions coverage ratio is calculated by dividing the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders during the period by current period distributions to common stockholders.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended March 31, 2017, the following significant events occurred:

  Portfolio Activity:
  -- Exited one investment, which resulted in full repayment of our debt investment of $5.0 million and success fee income of $0.5 million;
  -- Invested $28.9 million through a combination of secured first lien debt and preferred equity in one new portfolio company; and
  -- Invested $2.4 million into existing portfolio companies.

  Distributions and Dividends: Paid the following monthly cash distributions to common and preferred stockholders for each of January, February, and March 2017:
  -- $0.0625 per common share, per month;
  -- $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
  -- $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
  -- $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2017 and December 31, 2016, was $5.3 million, or $0.17 per share, and $5.2 million, or $0.17 per share, respectively, an increase of 1.7%. Net investment income period over period was relatively flat as the slight decrease in total investment income was offset by a decrease in total expenses net of credits.

Net asset value per common share as of March 31, 2017 increased to $9.95 compared to $9.82 as of December 31, 2016. The quarter over quarter increase was primarily due to $3.9 million of net unrealized appreciation during the period, which was principally due to improved performance of certain portfolio companies and, to a lesser extent, an increase in comparable multiples.

Fiscal Year End Results: Net investment income for the fiscal years ended March 31, 2017 and 2016 was $22.4 million, or $0.74 per share, and $20.7 million, or $0.68 per share, respectively, an increase of 8.2%. The increase in net investment income period over period was primarily due to higher other income, both dividend income and success fee income, and a decrease in total expenses net of credits, including lower incentive fees.

Net asset value per common share as of March 31, 2017 increased to $9.95 compared to $9.22 as of March 31, 2016. The year-over-year increase was primarily due to $15.6 million of net realized gains on investments as a result of portfolio company exits and $6.9 million of net unrealized appreciation, which was principally due the improved performance of certain portfolio companies and an increase in comparable multiples, partially offset by the reversal of previously recorded net unrealized appreciation related to exits.

Subsequent Events:  After March 31, 2017, the following significant events occurred:

  Portfolio Activity: In April 2017, we sold our investment in Mitchell Rubber Products, Inc., which had a cost basis and fair value of $16.4 million and $19.2 million, respectively, as of March 31, 2017. In connection with the sale, we received net cash proceeds of $19.0 million, including the repayment of our debt investment of $13.6 million at par.

  Common Stock Offering: In May 2017, we completed a public offering of 2.1 million shares of our common stock at a public offering price of $9.38 per share, which was below our then current estimated NAV of $9.95 per share. Gross proceeds totaled $19.7 million and net proceeds, after deducting underwriting discounts and commissions and estimated offering costs borne by us, were $18.6 million, which was used to repay borrowings under the Credit Facility and other general corporate purposes. The underwriters also have a 30-day option expiring on June 8, 2017 to purchase up to 315,000 additional shares of common stock on the same terms and conditions solely to cover over-allotments, if any.

  Distributions and Dividends Declared: In April 2017, our Board of Directors declared the following increased monthly and supplemental distributions to common stockholders and monthly dividends to holders of our three series of term preferred stock:

Record Date	Payment Date	Distribution per Common Share		Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share	Dividend per Series D Term Preferred Share
April 21, 2017	April 28, 2017	$0.064		$0.140625	$0.135417	$0.13020833
May 19, 2017	May 31, 2017	0.064		0.140625	0.135417	0.13020833
June 5, 2017	June 15, 2017	0.060	(A)	—	—	—
June 21, 2017	June 30, 2017	0.064		0.140625	0.135417	0.13020833
	Total for the Quarter:	$0.252		$0.421875	$0.406251	$0.39062499

(A)	Denotes supplemental distribution to common stockholders.

Conference Call: The Company will hold its earnings release conference call on Tuesday, May 16, 2017, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 15, 2017. To hear the replay, please dial (855) 859-2056 and use the playback conference number 56283683. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through July 15, 2017.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 142 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2017, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.